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                                                     EXHIBIT (22)



                 SUBSIDIARIES OF THE REGISTRANT



     There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed:



                                                  Jurisdiction of
                                                   Organization
                                                  ---------------

McKesson Corporation . . . . . . . . . . . . . . .    Maryland
  Armor All Products Corporation . . . . . . . . .    Delaware
  McKesson Water Products Company  . . . . . . . .    California
  Millbrook Distribution Services Co . . . . . . .    Indiana
  Medis Health and Pharmaceutical Inc. . . . . . .    Canada
  PCS Health Systems, Inc. . . . . . . . . . . . .    Delaware